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                                                                  Exhibit (a)(3)

                            HSBC Investor Portfolios

                      Amendment to Declaration of Trust and
               Establishment and Designation of Additional Series

RESOLVED, that pursuant to Section 6.2 of the Declaration of Trust of HSBC Investor Portfolios, a New York trust (the "Trust"), dated November 1, 1994, (the "Declaration"); the names of certain of the Trust's series are redesignated as follows:

              Former Name                  Redesignated Name
              -----------                  -----------------

HSBC Investor Limited Maturity Portfolio   HSBC Investor Intermediate Duration
                                           Fixed Income Portfolio

HSBC Investor Fixed Income Portfolio       HSBC Investor Core Plus Fixed Income
                                           Portfolio

RESOLVED, that pursuant to Section 6.2 of the Trust's Declaration, the shares of beneficial interest ("Interests") of the Trust shall be divided into two additional separate series (each a "Portfolio" and together, the "Portfolios") designated: (a) "HSBC Investor Short Duration Fixed Income Portfolio" and (b) "HSBC Investor Core Fixed Income Portfolio"; and further

RESOLVED, that each Portfolio shall have the following special and relative rights:

1. The Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement on Form N-1A with respect to the Portfolio.

2. Holders of Interests in the Portfolio shall be entitled to a vote proportionate to their Interest on each matter submitted to a vote of the Portfolio's Holders. Each Series shall vote as a separate class except as to voting for Trustees, as otherwise required by the 1940 Act, or if determined by the Trustees to be a matter which affects all Series. As to any matter which does not affect the interest of all Series, only the Holders in the one or more affected Series shall be entitled to vote. On each matter submitted to a vote of the Holders, a Holder may apportion its vote with respect to a proposal in the same proportion as its own shareholders voted with respect to that proposal.

3. Subject to the provisions of Section 6.2 of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of the Portfolio or any other Series previously, now or hereafter created, or otherwise to change the special and relative rights of the Portfolio or any such other Series, provided that such change shall not adversely affect the rights of any Holder.




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                                                                  Exhibit (a)(3)

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 12th day of December, 2005. This instrument may be executed by the Trustees on separate counterparts but shall be effectively only when signed by a majority of the Trustees.

Signature

/s/ Richard A. Brealey
---------------------------------
Richard A. Brealey

/s/ Alan S. Parsow
---------------------------------
Alan S. Parsow

/s/ Thomas F. Robards
---------------------------------
Thomas F. Robards

/s/ Larry M. Robbins
---------------------------------
Larry M. Robbins

/s/ Michael Seely
---------------------------------
Michael Seely

/s/ Stephen J. Baker
---------------------------------
Stephen J. Baker